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                                                                    EXHIBIT 99.6

                              OPERATING AGREEMENT

                                       OF

                      PICO EQUITY INVESTORS MANAGEMENT, LLC


        THIS OPERATING AGREEMENT is entered into as of the Effective Date (as defined below) by (i) Ronald Langley and (ii) John R. Hart and (iii) John D. Weil (collectively, the "Members"), by which the parties form Pico Equity Investors Management, LLC (the "Company").

        The Members hereby agree as follows:

                1. Formation of Company.

                        a. The parties hereto form the Company as a limited liability company under and pursuant to the Beverly-Killea Limited Liability Company Act, Cal. Corp. Code Sections 17000, et seq. (the "Act").

                        b. The Members shall file Articles of Organization with the California Secretary of State, pursuant to the provisions of the Act. The Effective Date shall be the date such Articles of Organization are filed.

                2. Name of Company. The name of the Company shall be Pico Equity Investors Management, LLC.

                3. Management by Members.

                        a. The Company shall be managed by its Members who shall have all of the powers and authority as outlined in Sections 17150 to 17158 of the Act.



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                        b. In the event a Member ceases to be actively involved
in the management of the Company (the "Inactive Member"), the Membership Interest of the Inactive Member shall forfeited and vested in a successor member elected by the remaining members as soon as practicable.

                4. Principal Place of Business. The principal place of business of the Company shall be 875 Prospect Street, Suite 301, La Jolla, CA 92037-4264, or such other place in the State of California as the Members shall determine.

                5. Officers. The Members may delegate their powers and authority to the officers of the Company. The officers of the Company shall be:

                   Chairman                            Ronald Langley
                   President                           John R. Hart
                   Secretary/Chief Financial Officer   John D. Weil

                6. The Members.

                                                                      Percentage
                                                                       Interest
                                                                       --------
                        a.      Ronald Langley
                                c/o PICO Holdings, Inc.
                                875 Prospect Street, Suite 301          33.3%
                                La Jolla, CA 92037-4264

                        b.      John R. Hart
                                c/o PICO Holdings, Inc.                 33.3%
                                875 Prospect Street, Suite 301
                                La Jolla, CA 92037-4264

                        c.      John D. Weil                            33.3%
                                c/o PICO Holdings, Inc.
                                875 Prospect Street, Suite 301
                                La Jolla, CA 92037-4264



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                7. Term of the Company. The term of the Company shall commence as of the date the Articles of Organization are filed with the California Secretary of State, and shall continue until December 31, 2010, at which time it shall be dissolved and wound up unless such date is extended by the written consent of the Members or unless the Company is earlier dissolved by operation of law, mutual agreement of the Members or judicial decree.

                8. Purposes.

                        a. The primary purpose of the Company shall be to (i) act as the general partner of PICO Investors, L.P. and/or (ii) engage in any other business or activity which a limited liability company may carry on under the laws of the State of California.

                        b. The Company may execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may in the opinion of the officers be necessary or advisable to carry out the foregoing objects and purposes.

                9. Capital Contributions.

                        a. The Members shall make initial capital contributions as described on Exhibit A.

                        b. Additional capital contributions shall be made at the times and in such amounts as shall be mutually agreed upon by the Members.

                        c. Capital accounts shall be maintained in accordance with Internal Revenue Code ("Code") Section 704(b).



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                10. Income and Losses. All income and losses of the Company shall be allocated to the Members in proportion to their percentage interests. All allocations of income and loss shall be made in a manner that complies with the Treasury Regulations under Code Section 704.

                11. Distributions of Cash and Other Property. Any distributions of cash or other property from the Company shall be made to the Members in proportion to their percentage interests. On dissolution, distributions shall be made to the Members in proportion to their positive capital account balances. No Member shall be obligated to restore a negative balance in such Member's capital account.

                12. Amendment of the Operating Agreement. This Operating Agreement may be amended, in whole or in part, upon the written consent of all Members.

                13. Governing Law. This Operating Agreement, and the rights of the Members hereunder, shall be governed by and construed in accordance with the laws of the State of California as they are applied to contracts entered into between residents of California.

                14. Counterparts. This Operating Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one (1) such counterpart.



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                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



______________________________________    ______________________________________
Ronald Langley                            John R. Hart

______________________________________
John D. Weil



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                                    EXHIBIT A
                              CAPITAL CONTRIBUTIONS



             Member                                   Contribution
             ------                                   ------------
             Ronald Langley                           $1,000.00 cash

             John R. Hart                             $1,000.00 cash

             John D. Weil                             $1,000.00 cash